SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, DC  20549

                               FORM S-8

                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1993

                       ACME ELECTRIC CORPORATION
        (Exact name of registrant as specified in its charter)

           NEW YORK                                     16-0324980
(State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                     Identification No.)

400 Quaker Road, East Aurora, New York                  14052-2199
(Address of Principal Executive Offices)                (Zip Code)

      ACME ELECTRIC CORPORATION 1996 DIRECTORS' STOCK OPTION PLAN
                       (Full title of the plan)

        DAVID G. ANDERSON, SECRETARY, ACME ELECTRIC CORPORATION
           400 Quaker Road, East Aurora, New York 14052-2199
                (Name and address of agent for service)

                            (716) 655-3800
     (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be      Proposed    Proposed    Amount of
securities to    registered(1)     maximum     maximum     registration
be registered                      offering    aggregate   fee(3)
                                   price per   offering
                                   share(2)    price(2)

Common stock     50,000 Shares      $6.75      $337,500    $102.27
$1 Par Value

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of certain events specified in the Plan may become subject to the Plan.

(2) The shares are to be offered at prices not presently determinable. The offering price is estimated solely for the purpose of calculating the registration fee (based on the average of the high and low prices reported in the consolidated reporting system on May 12, 1997).

(3) The registration fee has been computed pursuant to Rule 457(c) under the Securities Act of 1933.

                                PART I


         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to the instructions for Form S-8, the document containing the information specified in Items 1 and 2 of Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the
"Commission") as part of this Registration Statement, but will be sent or given to employees as specified by Rule 428(b)(1).



                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by the Company with the Commission are incorporated by reference in this registration statement:

         (a)  Annual Report of Form 10-K for the year ended June 30,
1996;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended June 30, 1996; and

         (c) Description of Capital Stock contained in the Company's Registration Statement filed under Section 12 of the Securities
Exchange Act of 1934, dated December 1, 1981.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein as a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         The Certificate of Incorporation and the By-Laws of the Company provide for indemnification of directors and officers of the Company to the extent permitted by law against expenses, liability and loss incurred by them in connection with actions to which they are made parties by reason of their relationship with the Company. In addition, the Company has entered into indemnification agreements with each of its directors, providing for substantial indemnification rights and a mechanism for administering such rights.

         Section 722 of the New York Business Corporation Law (the "BCL") permits indemnification against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of legal actions or proceedings. Under Section 723 of the BCL, if a litigant is successful in the defense of such an action or proceeding, he or she is automatically entitled to indemnification. Otherwise, indemnification will depend upon whether or not the director or officer has lived up to an appropriate standard of conduct in the performance of his or her duties.

         In addition, the Company maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The exhibits listed in the Exhibit Index below are filed as a part of this registration statement.

Item 9.  Undertakings

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of East Aurora, State of New York, on the 28th day of April 1997.


ACME ELECTRIC CORPORATION
       (Registrant)


By: /s/
   Robert J. McKenna
   Chair, President and
   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                           POWER OF ATTORNEY


     Each person, on so signing, also makes, constitutes and appoints Robert J. McKenna, Chairman, President, Chief Executive Officer, and Director of the Company, his true and lawful attorney-in-fact to execute on such person's respective behalf all amendments to the Registration Statement.


       Title                   Signature                      Date

Chairman, President,
Chief Executive
Office, and Director
(principal executive
officer)                /s/                              April 28, 1997
                        Robert J. McKenna

Controller
(principal accounting
officer)                /s/                              April 28, 1997
                        Michael A. Simon

Director                /s/                              April 28, 1997
                        Robert D. Batting

Director                /s/                              April 28, 1997
                        Robert T. Brady

Director                /s/                              April 28, 1997
                        Randall L. Clark

Director                /s/                              April 28, 1997
                        G. Wayne Hawk

Director                /s/                              April 28, 1997
                        Terry M. Manon

                             EXHIBIT INDEX


Exhibit No.                        Description

5 Opinion of Saperston & Day, P.C. as to the validity of the securities being registered.

23(a)              Consent of Saperston & Day, P.C. is included in
                   Exhibit 5 to this registration statement.

23(b)              Consent of Price Waterhouse LLP.

24 Power of Attorney is included in Part II of this Registration Statement.

                               EXHIBIT 5



April 14, 1997



ACME ELECTRIC CORPORATION                                     (BC03731)
400 Quaker Road
East Aurora, New York  14052-2199

Gentlemen:

We have examined copies of the Certificate of Incorporation and Bylaws of Acme Electric Corporation, a New York corporation ("Acme"), as amended to date; and the minutes of the meetings of the Board of Directors and Shareholders of Acme held on April 29, 1996, and October 31, 1996, respectively, authorizing the creation of the Acme Electric Corporation 1996 Directors' Stock Option Plan (the "Plan"); and the provisions of the Plan. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as certified or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of Acme and others.

We advise you that in our opinion, Acme is a corporation duly organized and existing under the laws of the State of New York, with an authorized capital of 8,502,000 shares, designated as 2,000 shares of 5% Cumulative Preferred Stock, $100 par value, 500,000 shares of
Preference Stock, $10 par value, and 8,000,000 shares of Common Stock, $1.00 par value.

We further advise you that in our opinion, the Board of Directors of Acme, with the approval of the Shareholders, validly authorized the Plan and caused it to be instituted. It is our opinion that stock options issued in accordance with the terms of the Plan will be validly issued. We are also of the opinion that the shares of Acme Common Stock, $1.00 par value ("Common Stock"), which may be issued hereafter on the exercise of such options will be validly authorized and issued Common Stock, and that upon full payment of the option price therefor, will be fully paid and non-assessable, with no personal liability attaching thereto under the laws of the State of New York.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by Acme with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 50,000 shares of Common Stock reserved for issuance upon the exercise of stock options which have been or may be granted under the Plan, as the opinion of attorneys who have passed upon the legality of the Plan, the options and rights issued under the Plan and the shares to be issued in connection therewith.

Very truly yours,

SAPERSTON & DAY, P.C.


By: /s/
    Timothy C. Cashmore
                             EXHIBIT 23(b)


                  CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 13, 1996, with appears on page 23 of the 1996 Annual Report to Shareholders of Acme Electric Corporation, which is incorporated by reference in Acme Electric Corporation's Annual Report on Form 10-K for the year ended June 30, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-2 of such Annual Report on Form 10-K.


PRICE WATERHOUSE LLP

/s/

Buffalo, New York
May 12, 1997